FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Municipal Trust

Fund	Fidelity Limited Term Municipal Income Fund
Trade Date	3/16/2015
Settle Date	3/31/15
Security Name	NYC NY SER C 5% 8/1/23
CUSIP	64966LZU8
Price	119.695
Transaction Value	$ 11,969,500.00
Class Size	$ 342,090,000
% of Offering	2.923%
Underwriter Purchased From	RBC Capital Markets
Underwriting Members: (1)	RBC Capital Markets
Underwriting Members: (2)	BofA Merrill Lynch
Underwriting Members: (3)	Citigroup
Underwriting Members: (4)	Jefferies
Underwriting Members: (5)	J.P. Morgan
Underwriting Members: (6)	Morgan Stanley
Underwriting Members: (7)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (8)	Barclays Capital
Underwriting Members: (9)	Fidelity Capital Markets
Underwriting Members: (10)	Goldman, Sachs & Co.
Underwriting Members: (11)	Janney Montgomery Scott LLC
Underwriting Members: (12)	Lebenthal & Co., LLC
Underwriting Members: (13)	Loop Capital Markets LLC
Underwriting Members: (14)	PNC Capital Markets LLC
Underwriting Members: (15)	Ramirez & Co., Inc.
Underwriting Members: (16)	Raymond James
Underwriting Members: (17)	Rice Financial Products Company
Underwriting Members: (18)	Roosevelt & Cross Incorporated
Underwriting Members: (19)	Southwest Securities, Inc.
Underwriting Members: (20)	Wells Fargo Securities
Underwriting Members: (21)	Blaylock Beal Van, LLC
Underwriting Members: (22)	Cabrera Capital Markets, LLC
Underwriting Members: (23)	Drexel Hamilton, LLC
Underwriting Members: (24)	TD Securities (USA) LLC